Exhibit 99(b)

Energy Future Holdings Corp. Consolidated

Adjusted EBITDA Reconciliation

	Year Ended December 31, 2007	Year Ended December 31, 2006
Net income (loss)	$(637)	$2,552
Income tax expense (benefit)	(364)	1,263
Interest expense and related charges	1,510	830
Depreciation and amortization	1,049	830

EBITDA	$1,558	$5,475

Oncor EBITDA	(1,291)	(1,276)
Oncor dividends	326	340
Interest income	(80)	(46)
Amortization of nuclear fuel	69	65
Purchase accounting adjustments (a)	138	—
Impairment of assets and inventory write down (b)	757	204
Unrealized net (gain) or loss resulting from hedging transactions	2,278	(272)
One-time customer appreciation bonus	—	165
Losses on sale of receivables	39	38
Income from discontinued operations, net of tax effect	(25)	(87)
Noncash compensation expense (SFAS 123R) (c)	22	23
Severance expense (d)	—	17
Equity losses of unconsolidated affiliate engaged in broadband over power lines	1	14
Loss on early extinguishment of debt and energy services contract	—	1
Transition and business optimization costs (e)	24	—
Shareholder litigation	—	(15)
Transaction and merger expenses (f)	150	28
Restructuring and other (g)	(33)	(7)
Expenses incurred to upgrade or expand a generation station (h)	5	4

Adjusted EBITDA per Incurrence Covenant	$3,938	$4,671

Add back Oncor adjustments	$978	$956

Adjusted EBITDA per Restricted Payments Covenants	$4,916	$5,627

(a)	Purchase accounting adjustments include amortization of the intangible net asset value of retail and wholesale power sales agreements, emission credits, coal purchase contracts and power purchase agreements and the stepped up value of nuclear fuel. Also includes certain credits not recognized in net income due to purchase accounting.
(b)	Impairment of assets includes charges in 2007 related to the canceled development of coal-fueled generation facilities and the 2006 impairment of natural gas-fueled generation units.
(c)	Noncash compensation expenses exclude capitalized amounts.
(d)	Severance expense includes amounts incurred related to outsourcing, restructuring and other amounts deemed to be in excess of normal recurring amounts.
(e)	Transition and business optimization costs include professional fees primarily for retail billing and customer care systems enhancements and incentive compensation.
(f)	Transaction and merger expenses include costs related to the Merger, abandoned strategic transactions and a terminated joint-venture. Also includes administrative costs related to the canceled program to develop coal-fueled generation facilities, the Sponsor management fee and costs related to certain growth initiatives (primarily in 2006).
(g)	Restructuring and other includes credits related to impaired combustion turbine leases and other restructuring initiatives and nonrecurring activities.
(h)	Expenses incurred to upgrade or expand a generation station reflect noncapital outage costs.

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